Exhibit 10.1


                               AMENDMENT NO. 1
                                     TO
              THE CON-WAY INC. 2005 DEFERRED COMPENSATION PLAN
                      FOR EXECUTIVES AND KEY EMPLOYEES
               AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008



     The Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees, Amended and Restated January 1, 2008 (the "Plan"), is amended as follows, pursuant to Section 11.2, effective June 22, 2008. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Plan.

     Section 1.2 of the Plan provides for the definition of Annual Bonus. In order to expand the definition of Annual Bonus to allow for the availability of certain additional deferrals under the Plan, Section 1.2 is amended to read as follows:

     "1.2  "Annual   Bonus" means any and all bonuses or incentive
           compensation, other than a Value Management Award, earned by a Participant in a Plan Year (whether or not earned on the basis of services performed over an annual period) under any cash bonus or incentive plan or program of the Company or any subsidiary, and whether or not paid in such Plan Year."

     Section 3.3(b) of the Plan provides for the timing of a Participant's deferral election for Annual Bonus earned in a given year. Given the expansion of the definition of Annual Bonus provided for in this Amendment No. 1 and in order to comply with Code Section 409A and the regulations and Internal Revenue Service guidance thereunder, Section 3.3(b) is amended to read as follows:

     "(b) Annual Bonus Deferrals. Except for the first year's deferral election, which is governed by Section 2.2, the Participant may make a deferral election for Annual Bonus earned in a given year by delivering to the Committee a completed and signed Election Form prior to the beginning of each Plan Year."

     Section 3.3(d) of the Plan provides for subsequent elections or changes to certain deferral elections. Given the expansion of the definition of Annual Bonus provided for in this Amendment No. 1 and in order to comply with Code Section 409A and the regulations and Internal Revenue Service guidance thereunder, Section 3.3(d) is amended to read as follows:

     "(d) Subsequent Elections or Changes. In addition, the Company may in its sole discretion allow a Participant to make or change an election under subsection (c) at a later time, provided that the Company has determined that such compensation has not become both substantially certain to be paid and readily ascertainable and provided further that any election or change in election must be made not later than 6 months before the end of the performance period."



                                    CON-WAY INC.


                                    By:    /s/ Jennifer W. Pileggi
                                           -----------------------
                                    Name:  Jennifer W. Pileggi
                                    Title: Senior Vice President, General
                                           Counsel and Secretary

                                    Date:  June 22, 2008